                                                   Exhibit 99.4

U.S. PHYSICAL THERAPY, INC.
2024 DISCRETIONARY CASH/RSA BONUS PLAN
FOR SENIOR MANAGEMENT
 (“DISCRETIONARY BONUS PLAN”)

Purpose:  The purpose of this Discretionary Bonus Plan is to retain and incentivize the Executive Officers of USPH by providing an annual bonus opportunity to the Executives to reward them when certain individual and corporate subjective performance measures are achieved.

Participants: Executives of USPH who shall be "Participants" in this Discretionary Bonus Plan are the Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), Chief Operating Officer West ("COO West"), Chief Operating Officer East ("COO East") and Executive Vice President, General Counsel (EVP). In addition to awards under any other plan or program at USPH for which such Executives are eligible and not in lieu thereof, each Participant in this Discretionary Bonus Plan has the potential to be awarded a "Subjective Bonus" of up to 50% of the Participant's annual base salary for 2024 ("Base") pursuant to the subjective criteria as set forth below. The Subjective Bonus shall be made as either a "Cash Bonus" Award or a Restricted Stock Award ("RSA"), as determined in the sole discretion of the Compensation Committee of the Board of Directors of USPH (the "Compensation Committee"). The Compensation Committee shall have the sole discretion to determine the amount and type of award (whether a Cash Bonus Award or an RSA) will be made. No Participant shall be entitled to a Subjective Bonus and shall have no legally binding right to a Subjective Bonus until the Compensation Committee determines the amount and type of award to be made.  No Participant will be entitled to elect any type of award to be made.

Effective Date: This Discretionary Bonus Plan is established effective March 6, 2024.

Administration: The Compensation Committee shall administer this Discretionary Bonus Plan and shall have the sole authority to interpret and construe all of the terms of this Discretionary Bonus Plan, establish the criteria for awards, determine the amounts payable under this plan, and determine whether such awards under this plan shall be made as a Cash Bonus Award or as an RSA. The amount, if any, of the Subjective Bonus payable to each participant in this Discretionary Bonus Plan shall be determined by the Compensation Committee in its sole discretion based upon subjective criteria described below. All decisions of the Compensation Committee shall be final and binding on all persons.

Award and Payment Date: The Compensation Committee shall make award determinations in the first quarter of 2025. After the Compensation Committee has determined that goals have been met and has calculated the awards to be made hereunder, the Cash Bonus Award shall be paid, and the RSA shall be granted to the applicable Participant in the first quarter of 2025 but no later than March 14, 2025. A Subjective Bonus shall be payable only if the Participant remains continuously employed from the Effective Date through the date of the determination of the amount payable by the Compensation Committee.

Subjective Bonus Calculation: The Subjective Bonus criteria that have been established by the Compensation Committee and shall be used in the Compensation Committee's sole discretion to grant an award of a Subjective Bonus having a value as of the date of the award of up to 50% of Base for CEO, COO West, COO East, CFO and EVP are as follows:

Chris Reading – CEO

1.	Company and Board Leadership;
2.	Growth of the Company to include de novo, tuck in and acquired Physical Therapy partnerships and Industrial Injury Prevention opportunities;
3.	Foster Compliance and Cybersecurity culture that is beneficial to our Company and shareholders;
4.	Oversee and support COO – East’s role in driving key Company objectives while strengthening our succession opportunities in key areas;
5.	Achievement of financial goals and objectives for 2024.

Carey Hendrickson - CFO

1.	Net rate improvements through strategic negotiations and revenue cycle management;
2.	Effective and accurate Board and shareholder communication, guidance, modeling, projections and planning;
3.	Maintain effective capital structure to allow continued growth;
4.	Improve efficiencies in Finance/Accounts Payable through technology improvements and staffing adjustments;
5.	Maintain effective cost discipline across the Company and within the corporate services area;
6.	Successful audit implementation.

Eric Williams – COO - East

1.	Ensure cost and revenue alignment to achieve Company’s operating plan in Physical Therapy and Industrial Injury Prevention business segments;
2.	Execute Company-wide development plan for de novo as well as acquired partnerships ensuring integration and forward trajectory;
3.	Assist with improved operational execution across key corporate departments;
4.
Develop effective leadership and relationships across the entirety of the Company with partners as well as key corporate staff to facilitate operational excellence, growth, and opportunity realization;

5.	Maintain effective compliance and cybersecurity culture.

Graham Reeve – COO- West

1.	Align cost and revenue growth for Physical Therapy;
2.	Create development plan for top partnerships to ensure organic as well as acquired growth;
3.	Work on Industrial Injury Prevention opportunities for sales and expansion and cost efficiency;
4.	Leadership development, succession and effective relationship integration to allow for seamless transitions to accommodate growth and succession-related changes;
5.	Maintain effective compliance culture;
6.	Effective acquisition-related due diligence and integrated coordination and execution.

Rick Binstein - EVP/General Counsel

1.	Coordinate with CEO and other executives to facilitate growth through development;
2.	Assist in any compliance matters as needed to maintain an effective compliance culture and assist in any communications internally as needed with CCO (“Chief Compliance Officer”) and executive team;
3.	Maintain legal department in a manner which successfully supports our partners as well as our corporate and infrastructure needs;
4.	Assist CEO and other executives in evaluating new opportunities for growth whether acquired or de novo;
5.	Coordinate and maintain corporate/board/shareholder meeting minutes and other records.

No Trust or Fund: There shall be no separate trust or fund for this Objective Bonus Plan. Any amount payable hereunder shall be an unfunded obligation of USPH and shall be payable out of the general assets of USPH and no amount payable shall be assignable by the participants:

All RSAs shall be granted subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion.